EXHIBIT 99.1
Phoenix Footwear Group, Inc.

PHOENIX FOOTWEAR GROUP, INC. NAMES ROBERT A. GUNST TO ITS BOARD OF DIRECTORS
•	Experienced consumer products executive to join Phoenix’s board
Carlsbad, California, July 25, 2006 — Phoenix Footwear Group, Inc. (AMEX: PXG) (“Phoenix” or “the Company”), a multi-brand footwear, apparel and accessories company, announced today the appointment of Robert A. Gunst to its Board of Directors, effective August 3, 2006.
Mr. Gunst brings to the Company over thirty years of top-level executive management experience. Currently, he serves as Chairman of the Board of Natus Medical Incorporated, a leading provider of healthcare products used for screening, detection, treatment, monitoring and tracking of common medical ailments such as hearing impairment, neurological dysfunction, epilepsy, sleep disorders, newborn jaundice and newborn metabolic testing and a member of the Board of Directors of PortalPlayer, Inc., a developer of semiconductor, firmware, and software platforms for portable multimedia products, such as personal media players and secondary display-enabled notebook computers. During the prior decade he was President & CEO of The Good Guys, Inc., leading its growth into one of the largest specialty retailers of high-end entertainment electronics in the U.S.
During his distinguished career, Mr. Gunst also held numerous management and board positions at many well-known companies, including AmNet Mortgage, Inc., Garden Fresh Restaurants, Inc., Shaklee Corporation, La Petite Boulangerie, Inc. and PepsiCo Foods International (both subsidiaries of PepsiCo, Inc.), Victoria Station Incorporated and The First National Bank of Chicago.
“We are extremely pleased to welcome Bob to our Board of Directors,” commented James Riedman, Chairman of Phoenix Footwear. “His extensive business experience, combined with his retail expertise, will be a great asset in helping to shape Phoenix’s future. We look forward to working with him as we continue to expand our market presence and further build Phoenix into an industry leader.”
“This is an exciting time for Phoenix, as the Company broadens its growth platform and continues to gain greater industry recognition,” said Robert Gunst. “I am impressed with the portfolio of brands the Company has assembled and believing my expertise will complement the existing board of directors.”
Mr. Gunst is also a member of the Dean’s Advisory Council of the Graduate School of Management at the University of California, Davis. He holds an MBA with an emphasis in Finance from the University of Chicago.

About Phoenix Footwear Group, Inc.
Phoenix Footwear Group, Inc., headquartered in Carlsbad, California, designs, develops and markets a diversified selection of men’s and women’s dress and casual footwear, belts, personal items, outdoor sportswear and travel apparel. The Company’s moderate-to-premium priced brands include Royal Robbins® apparel, the Tommy Bahama®, Trotters®, SoftWalk®, Strol®, H.S. Trask®, and Altama® footwear lines, and Chambers Belts®. Emphasizing quality, fit and traditional and authentic designs, these brands comprise over 100 different styles of footwear, 750 styles of personal accessories, and over 250 styles of apparel products, primarily sold through department stores, specialty retailers and catalogs. Phoenix Footwear Group, Inc. is traded on the American Stock Exchange under the symbol PXG.

Contacts:

Kenneth Wolf	Andrew Greenebaum/Allyson Pooley
Chief Financial Officer	Integrated Corporate Relations, Inc.
Phoenix Footwear Group, Inc.	(310) 954-1100
(760) 602-9688
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